EXHIBIT 99.1

PRESS RELEASE

FNF Closes Acquisition of Financial Services Division of ALLTEL Information Services

Irvine, Calif. — (April 1, 2003) — Fidelity National Financial, Inc. (NYSE: FNF) today announced the closing of its acquisition of the financial services division of ALLTEL Information Services (“AIS”), a wholly owned subsidiary of ALLTEL Corporation (NYSE: AT). FNF has renamed the division Fidelity Information Services and it will operate as a wholly owned subsidiary of FNF.

Fidelity Information Services is one of the world’s largest providers of information-based technology solutions and processing services to the mortgage and financial services industries. Its mortgage servicing platform is the leading mortgage loan processing system in the nation, processing approximately 50 percent of all U.S. residential mortgage loans through relationships that include 17 of the top 25 mortgage originators in the country. Fidelity Information Services is also a leader in providing a comprehensive suite of technology applications and services that support the retail and commercial banking activities of medium and large banks, including deposit, consumer lending, commercial lending, mortgage lending and financial management systems. It has relationships with 48 of the top 50 U.S. banks and its systems process more than 150 million deposit and loan accounts globally. Fidelity Information Services also provides a complete suite of fully integrated banking platforms for community banks and other smaller financial institutions that seek a single, highly leveraged platform of products that offer a menu of front-end systems, relationship management capabilities and back office processing, support and reporting systems.

Fidelity Information Services had revenue of $820 million and operating income of $151 million in 2002. The purchase price of $1.05 billion, subject to certain adjustments, consisted of $775 million in cash and $275 million in FNF stock issued to ALLTEL Corporation. FNF funded the cash portion of the purchase price through the issuance of $250 million in 5.25 percent ten-year notes and $525 million in available cash. FNF funded the stock portion of the purchase price through the issuance of approximately 8.2 million shares of FNF common stock, all of which is subject to a one-year lock-up agreement. The transaction will be accretive in the first year and beyond.

“The addition of Fidelity Information Services accelerates our ongoing evolution into a fully diversified provider of products, services and solutions to the real estate and financial services industries,” said Chairman and Chief Executive Officer William P. Foley, II. “The mortgage and consumer loan servicing systems and core bank processing solutions provide a recurring stream of revenue and earnings that is not specifically tied to the level of mortgage originations. Customer response to the transaction has been very positive, as we believe these customers recognize this powerful combination creates a unique company that offers industry-leading products and solutions that can help them achieve improved business efficiencies and significantly reduced costs. We are committed to all facets of our Fidelity Information Services business and will continue to seek out acquisitions in the core processing space to both expand market share and round out our product offerings.”

Fidelity National Financial, Inc., number 326 on the Fortune 500, is a provider of products, services and solutions to the real estate and financial services industries. The Company had total revenue of $5.1 billion and earned more than $530 million in 2002, with cash flow from operations of nearly $815 million. FNF is the nation’s largest title insurance company and also performs other real estate-related services such as escrow, default management, mortgage loan fulfillment, exchange intermediary services and homeowners, flood and home warranty insurance. FNF is also one of the world’s largest providers of information-based technology solutions and processing services to the mortgage and financial services industries through its subsidiary Fidelity Information

Services. Its systems process approximately 50 percent of all U.S. residential mortgage loans and 48 of the top 50 U.S. banks utilize Fidelity Information Services loan processing solutions.

FNF also provides real estate and technology services through its majority-owned, publicly traded subsidiary, Fidelity National Information Solutions (NASDAQ: FNIS). FNIS provides data, valuations, technology solutions and services to lenders, brokers, real estate professionals, settlement companies, vendors and other participants in the real estate industry. More information about the FNF family of companies can be found at www.fnf.com and www.fnis.com.

This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 805-696-7218,

dkmurphy@fnf.com